                                                                    EXHIBIT 18.1



To the Board of Directors of
College Television Network, Inc.


We have audited the consolidated financial statements included in the College Television Network, Inc. (the "Company") Annual Report on Form 10-KSB for the year ended December 31, 1998 and issued our report thereon dated March 1, 1999.
Note 2 to the consolidated financial statements describes a change in the Company's method of computing depreciation from an accelerated method to the straight line method. It should be understood that the preferability of one acceptable method of computing depreciation over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for computing depreciation in conformity with Accounting Principles Board Opinion No. 20.



/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
March 1,1999